SunAmerica Focused Alpha Large Cap Fund, Inc.
ANNUAL SHAREHOLDER MEETING -- December 31, 2006-- (unaudited)

The Annual Meeting of the Shareholders of the Fund was held on April 19, 2006. At this meeting Jeffrey S. Burum and William F. Devin were elected by shareholders to serve as the Class I Directors of the Fund for three-year terms and until their respective successors are duly elected and qualify.

The voting results of the shareholder meeting to elect Jeffrey S. Burum and William F. Devin to the Board of Directors.


	Election of Jeffrey S. Burum to the Board of Directors

			For	Withheld	Total
Shares Voted	9,141,619	259,626		9,401,245


	Election of William F. Devin to the Board of Directors

		For		Withheld	Total
Shares Voted	9,149,869	260,376		9,401,245

A Special Meeting of the Shareholders of the Fund was held on August 15, 2006 and September 15, 2006. At the August 15, 2006 meeting the meeting was adjourned to allow for the continued solicitation of votes with respect to the proposal to approve a new Subadvisory Agreement among AIG SunAmerica, the Fund and BlackRock. At the September 15, 2006 meeting the Subadvisory Agreement among
AIG SunAmerica, the Fund and BlackRock was approved.

The voting results of the shareholder meeting is as follows:

		For		Withheld	Total
Shares Voted	5,016,625	319,423		5,336,049